UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 1, 2010

NEOPROBE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26520	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 300, Columbus, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2010, Neoprobe Corporation (the “Company”) entered into an employment agreement with David C. Bupp, the Company’s President and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement has a stated term of 36 months, commencing January 1, 2010, and terminating December 31, 2012.

The Employment Agreement provides for Mr. Bupp to receive an annual base salary of $355,000. The Company’s Compensation, Nominating and Governance Committee (the “Committee”) will review Mr. Bupp’s base salary on an annual basis and may increase, but not decrease, the base salary at its discretion.  Mr. Bupp may also receive an annual bonus at the discretion of the Committee, in accordance with any bonus plan adopted by the Committee. For the calendar year ending December 31, 2010, the Committee has determined that the maximum bonus payment to Mr. Bupp will be $125,000, and that Mr. Bupp will be eligible to receive payment of an appropriate portion of the bonus for such calendar year in the event Mr. Bupp’s employment with Company terminates prior to December 31, 2010 (other than a termination “for cause” (as defined in the Employment Agreement), or as the result of Mr. Bupp’s resignation). The Employment Agreement also provides for Mr. Bupp’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits as described in the Employment Agreement.

In the event the Company terminates Mr. Bupp’s employment “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Mr. Bupp. If Mr. Bupp resigns for any reason other than: (1) a “Change of Control;” or (2) “Good Reason” (as those terms are defined in the Employment Agreement), all salary, benefits and other payments shall cease at the time such resignation becomes effective. If Mr. Bupp’s employment is terminated because of death or disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide Mr. Bupp with such health, dental and similar insurance or benefits as were provided to Mr. Bupp immediately before his termination for the longer of 36 months after such termination or the full unexpired term of his employment agreement. In addition, for the first six-months of any disability, the Company shall pay to Mr. Bupp the difference, if any, between the cash benefits received by Mr. Bupp from a Company sponsored disability insurance policy and his salary under the Employment Agreement.

In the event the Company terminates Mr. Bupp’s employment without cause or at the end of the term of the Employment Agreement, or in the event of Mr. Bupp’s resignation for “Good Reason” (as that term is defined in the Employment Agreement), the Company shall, at the time of such termination, pay to Mr. Bupp $532,500, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. Additionally, the Company shall continue to provide Mr. Bupp with all of the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 36 months or the full unexpired term of the Employment Agreement.

The Company must also pay Mr. Bupp severance, under certain circumstances, in the event of a Change of Control. The Employment Agreement provides that if there is a Change in Control and Mr. Bupp’s employment is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of his employment agreement; or (c) by his resignation because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached his employment agreement, the Company shall pay to Mr. Bupp the greater of: (a) an amount equal to 30 months of Mr. Bupp’s then applicable base salary; or (b) $887,500, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination and shall continue to provide Mr. Bupp with all of the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 36 months or the full unexpired term of his employment agreement.

The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the Employment Agreement, are effective during Mr. Bupp’s employment and for a period of 12 months following termination of employment.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1	Employment Agreement, dated January 1, 2010, between Neoprobe Corporation and David C. Bupp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neoprobe Corporation

Date: January 5, 2010	By:	/s/ Brent L. Larson
Brent L. Larson, Vice President, Finance and Chief Financial Officer